Exhibit 99.1

Company Contact:

Charles R. Daniel, III

Chief Financial Officer

(314) 621‑0699

Final for Release

Investor Contacts:

ICR, Inc.

Allison Malkin/Jane Thorn Leeson

(203) 682-8225/(646) 277-1223

BAKERS FOOTWEAR GROUP REPORTS FOURTH QUARTER AND FISCAL 2009 RESULTS

Fourth Quarter Comparable Store Sales Increase 3.9%

Fourth Quarter Net Income Increases to $5.6 million

Comparable Store Sales Increase 2.3% for the First Seven Weeks of Fiscal Year 2010

Debt Agreement Amended to Eliminate Certain Financial Covenants

ST. LOUIS, Mo. March 25, 2010 – Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, with 239 stores, today announced results for the thirteen weeks and fifty-two weeks ended January 30, 2010.

For the fourth quarter, the thirteen weeks ended January 30, 2010:

•         Net sales were $57.6 million, an increase of 3.9% from $55.5 million for the thirteen-week period ended January 31, 2009;

•         Comparable store sales increased 3.9%, compared to 3.6% in the prior-year period;

•         Gross profit was $21.0 million, or 36.4% of net sales, compared to $17.4 million, or 31.4% of net sales in the fourth quarter last year;

•         Operating income was $6.1 million, or 10.6% of net sales, compared to $1.3 million, or 2.3% of net sales in the fourth quarter last year; and

•         Net income was $5.6 million or $0.73 per diluted share, compared to $0.5 million, or $0.07 per diluted share in the fourth quarter last year.

For the fiscal year, the fifty-two weeks ended January 30, 2010:

•         Net sales were $185.4 million, up from $183.7 million for the fifty-two weeks ended January 30, 2009.  Comparable store sales increased 1.3%, compared to an 0.5% increase in fiscal 2008;

•         Gross profit increased to $53.4 million, or 28.8% of net sales, compared to $50.6 million, or 27.5% of net sales in fiscal 2008;

•         Operating loss decreased to $6.5 million, compared to an operating loss of $11.8 million in fiscal 2008; and

•         Net loss was $9.1 million or $1.24 per share, compared to a net loss of $15.0 million, or $2.13 per share in fiscal 2008.

For the first seven weeks of fiscal 2010 ended March 20, 2010, comparable store sales increased 2.3% compared to an increase of 3.8% in the same period last year.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group commented, “We are pleased with our fourth quarter performance, which included a 3.9% increase in comparable store sales, a 500 basis point increase in gross profit margin and a dramatic improvement in net income compared to the fourth quarter last year.  Our results demonstrate the progress of our turnaround strategies that are focused on delivering compelling fashion and value to our customers and increasing inventory turns through narrow and deep assortments.  We are equally pleased with our fiscal 2009 results.  Fiscal 2009 marked our second consecutive year of comparable store gains.  We generated positive adjusted EBITDA of $3.8 million and improved our bottom line by $5.9 million.”

“As we look ahead, we believe we are well positioned and expect another year of solid improvement in fiscal 2010,” Mr. Edison commented further.  “Our goals for the year are to pay off our subordinated secured term loan and continue to improve cash flow, as we drive increases in comparable store sales and gross profit margin while targeting a further reduction in expenses.  In support of our expectations our spring comparable store sales are up 2.3% for the first seven weeks of the year.  We remain confident that our strategies will continue to benefit all Bakers stakeholders.”

Amendment to Debt Agreement

On March 23, 2010, the Company amended the terms of its subordinated secured term loan. The amendment was made to eliminate the EBITDA covenant for the fourth quarter of fiscal year 2009 in order to maintain compliance at January 30, 2010 and to eliminate the EBITDA and tangible net worth covenants for fiscal year 2010. The Company was not required to pay any fees for these changes.

Based on the Company’s business plan, the Company believes it has adequate liquidity to fund anticipated working capital requirements throughout 2010. The Company’s Current Report on Form 8-K, issued today, discloses additional information regarding the amendment to the debt agreement and provides additional disclosure regarding the risks of the Company’s current liquidity situation.

Nasdaq Capital Market Listing

Bakers shareholders’ equity at the end of fiscal year 2009 does not meet the $2.5 million minimum requirement for continued listing on the Nasdaq Capital Market.  As a result, the Company expects to receive a delisting notification letter from Nasdaq.  Upon receipt of such notification, Bakers intends to file an appeal with Nasdaq for continued listing.  However, the Company can give no assurance that it could successfully appeal a staff delisting notification by Nasdaq.

Annual Meeting

Separately, the Company announced that its 2010 Annual Meeting of Stockholders will be held on Wednesday, June 16, 2010, at 11:00 a.m., at the Marriott Residence Inn, 525 South Jefferson Avenue, St. Louis, Missouri 63103.

Conference Call

The Company also announced that it will conduct a conference call to discuss its fourth quarter and fiscal year 2009 results today, Thursday, March 25, 2010 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784, approximately five minutes prior to the start of the call. The conference call will also be webcast live at http://viavid.net/dce.aspx?sid=0000729D. A replay of this call will be available until April 1, 2010 and can be accessed by dialing (877) 660-6853, referencing account number 3055 and entering confirmation number 347728. The webcast will remain available until April 25, 2010 at the same web address.

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates approximately 240 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS.  FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE INABILITY TO COMPLY WITH NASDAQ LISTING REQUIREMENTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION, AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K AND OUR MOST RECENT QUARTERLY REPORTS ON FORM 10-Q, INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS IN THESE REPORTS, AND IN BAKERS FOOTWEAR’S OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPANY’S CURRENT REPORT ON FORM 8-K FILED ON MARCH 25, 2010.

Bakers Footwear Group, Inc. Income Statement Data	Thirteen Weeks Ended January 30, 2010	Thirteen Weeks Ended January 31, 2009	Fifty-two Weeks Ended January 30, 2010	Fifty-two Weeks Ended January 31, 2009
(in thousands, except per share data)	Unaudited	Unaudited	Unaudited	Unaudited

Net sales	$57,630	$55,481	$185,369	$183,662
Cost of merchandise sold, occupancy, and buying expenses	36,646	38,055	132,000	133,110
Gross profit	20,984	17,426	53,369	50,552

Operating expenses
Selling	11,187	11,320	40,827	42,158
General and administrative	3,659	4,802	15,929	17,213
Loss on disposal of property and equipment	8	26	306	347
Impairment of long-lived assets	—	—	2,762	2,610
Operating income (loss)	6,130	1,278	(6,455)	(11,776)

Interest expense	(544)	(958)	(2,724)	(3,255)
Other income, net	4	25	97	120
Income (loss) before income taxes	5,590	345	(9,082)	(14,911)

Income tax expense (benefit)	—	(138)	—	85

Net income (loss)	$5,590	$483	$(9,082)	$(14,996)

Basic earnings (loss) per share	$0.76	$0.07	$(1.24)	$(2.13)
Diluted earnings (loss) per share	$0.73	$0.07	$(1.24)	$(2.13)

Weighted average shares outstanding
Basic	7,383	7,056	7,328	7,041
Diluted	7,869	7,061	7,328	7,041

Cash Flow Data
Cash provided by (used in) operating activities			$3,920	$(4,038)
Cash used in investing activities			(428)	(922)
Cash provided by (used in) financing activities			(3,472)	4,935
Net increase (decrease) in cash			20	(25)

Supplemental Data
Comparable store sales increase	3.9%	3.6%	1.3%	0.5%
Gross profit percentage	36.4%	31.4%	28.8%	27.5%
Number of stores at end of period			238	239

Bakers Footwear Group, Inc. Balance Sheet Data	January 30, 2010	January 31, 2009
(in thousands)	Unaudited	Unaudited
Cash	$155	$135
Accounts receivable	1,387	1,373
Inventories	20,233	20,976
Other current assets	1,235	1,028
Current assets	23,010	23,512

Property and equipment, net	24,757	34,030
Other assets	851	966
	$48,618	$58,508

Accounts payable	$10,139	$7,557
Revolving credit facility	10,532	11,483
Subordinated secured term loan	2,785	4,817
Subordinated convertible debentures	4,000	4,000
Other current liabilities	9,839	10,427
Current liabilities	37,295	38,284

Accrued noncurrent rent liabilities	9,183	9,775
Shareholders’ equity	2,140	10,449
	$48,618	$58,508

Table I: Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Thirteen Weeks Ended January 30, 2010	Thirteen Weeks Ended January 31, 2009	Fifty-two Weeks Ended January 30, 2010	Fifty-two Weeks Ended January 31, 2009
Net income (loss)	$ 5,590	$ 483	$ (9,082)	$ (14,996)
Interest expense	544	958	2,724	3,255
Depreciation expense	1,514	1,808	6,536	7,781
Provision for (benefit from) income taxes	―	(138)	―	85
Loss on disposal of property and equipment	8	26	306	347
Impairment of long-lived assets	―	―	2,762	2,610
Stock based compensation expense	95	154	585	610
Adjusted EBITDA	$ 7,751	$ 3,291	$ 3,831	$ (308)

Adjusted EBITDA is calculated in accordance with the terms of our Subordinated Secured Term Loan. Adjusted EBITDA is defined as net income (loss) before deducting interest expense, income taxes, depreciation, gains or losses on disposal of property and equipment, impairment expense, and stock based compensation expense. Adjusted EBITDA should not be considered as an alternative to operating income or net income (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of our ability to meet cash needs. The Company believes that adjusted EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost) and is also used to determine compliance with a financial covenant in our Subordinated Secured Term Loan. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies. Adjusted EBITDA may not, however, be comparable in all instances to other similar types of measures.